Exhibit 10.1
AGREEMENT
     This Agreement (“Agreement”) is made the 18th day of March, 2007 (the “Effective Date”), between ProLogis (“ProLogis”) and Dessa Bokides (“Executive”), on behalf of themselves, their predecessors, successors and assigns, to resolve all matters relating to Executive’s employment with ProLogis, and her resignation from ProLogis.
WITNESSETH THAT:
     WHEREAS, Executive has informed ProLogis of her intent to resign from ProLogis, and Executive and ProLogis desire to enter an agreement for the orderly transition of her responsibilities as Chief Financial Officer (“CFO”);
     WHEREAS, ProLogis and Executive have agreed that Executive’s employment with ProLogis will cease effective March 31, 2007, and will not extend beyond that date (the “Agreed Date”);
     WHEREAS, ProLogis has determined that it is appropriate to provide certain benefits to Executive in connection with her performance of certain continuing services and as consideration for Executive’s release of claims against ProLogis and its affiliates.
     NOW, THEREFORE, in consideration of monies, the mutual covenants and agreements set forth below, it is hereby agreed and covenanted by ProLogis and Executive as follows:
     1. Duties. Executive hereby agrees that up to and including the Agreed Date, she shall continue to serve as CFO reporting to ProLogis’s Chief Executive Officer (“CEO”) and perform the duties she performed immediately prior to the Effective Date and any other services expressly requested from time to time by the CEO. Effective on the Agreed Date, Executive shall resign from all offices she holds with ProLogis and its affiliates. Executive agrees to provide ProLogis transition and consulting services from April 1, 2007, up to and including April 30, 2007, at the request of the CEO.
     2. Payments. In exchange for Executive’s performance of services and subject to the terms and conditions of this Agreement, she shall be entitled to the following payments and benefits:
(a)	For the period from the Effective Date to and including the Agreed Date, Executive shall continue to be paid, pursuant to ProLogis’s regular payroll schedule and practices, her base salary as in effect immediately prior to the Effective Date and she shall continue to participate in ProLogis’s employee benefit and incentive plans and programs in which she participated immediately prior to the Effective Date subject to the terms and conditions thereof.

(b)	For the period from April 1, 2007, to and including April 30, 2007, Executive shall be paid, pursuant to ProLogis’s regular payroll schedule and practices, an amount equal to her base salary rate as in effect immediately prior to the Effective Date.

(c)	On April 2, 2007, Executive shall be paid a $2,050,000.00 cash payment in a single, lump sum.

(d)	To the extent not previously vested pursuant to the terms thereof, the 9,500 performance shares granted on December 31, 2005 (in accordance with the terms of such grant), the 4,098 performance shares to be earned on December 31, 2008, the 25,000 share options granted on September 22, 2005, the 28,110 share options granted on December 20, 2005, 4,794 of the share options granted on December 21, 2006, the 22,500 restricted shares granted on September 22, 2005, the 4,098 restricted shares granted on December 20, 2005, the 3,528 restricted shares granted on March 15, 2006 and 834 of the restricted shares granted on December 21, 2006 (including any dividend equivalent units attributable thereto) shall be deemed fully earned and vested as of the Agreed Date. With respect to all such share options and previously vested share options, Executive shall have until 90 days after the opening of the trading window pursuant to ProLogis’s insider trading policy following the announcement of ProLogis’s earnings for the first quarter of 2007 to exercise such stock option awards.

(e)	Subject to Paragraph 2(d) above, to the extent not previously vested pursuant to the terms thereof, all other equity-based awards granted to Executive under the ProLogis 2006 Long-Term Incentive Plan and the ProLogis 1997 Long-Term Incentive Plan and all other outstanding share options, restricted share units, performance share awards and restricted shares (including any dividend equivalent units attributable thereto), that are granted or awarded under the respective agreements as of the Agreed Date shall be deemed forfeited as of the Agreed Date.
The awards referenced in Paragraph 2(d) and 2(e) are set forth in Exhibit C attached hereto.
(f)	Notwithstanding any other provision of this Agreement, in no event shall Executive be entitled to receive any amounts, rights, or benefits under this Agreement unless and until she executes a release of claims in the form set forth in Exhibit A (the “Release”) and such Release becomes effective. The Release will be presented to Executive for execution prior to the Agreed Date. On the date Executive’s executed Release becomes effective, ProLogis will execute a release of claims against Executive in the form set forth in Exhibit B (the “ProLogis Release”). The Release and the ProLogis Release are hereby incorporated into this Agreement and form a part of this Agreement.
     3. Health Benefits. As of the Agreed Date, pursuant to COBRA, Executive may apply for continued group health and dental benefits under ProLogis’s benefit programs in which she participated immediately prior to the Effective Date. Should Executive apply for continued coverage pursuant to this Paragraph, then, for the period commencing on the Agreed Date and ending on December 31, 2008, Executive’s share of the premium for COBRA coverage shall be equal to the employee portion of the premium paid by active employees for the same type and level of coverage (determined as of the Agreed Date). Except as otherwise provided in this Agreement, Executive shall not be entitled to any benefits for periods after the Agreed Date, under the employee benefit plans or any other arrangements maintained by ProLogis.
     4. Residence. The following provisions shall govern matters relating to Executive’s residence:
(a)	Executive shall have the right, by giving ProLogis notice in writing to ProLogis’s Managing Director of Global Human Resources no later than August 1, 2007, to elect to acquire ownership of the Connecticut residence at 380 Lake Avenue, Greenwich, Connecticut 06830 (“Connecticut Residence”). Within thirty (30) days of receiving notice of Executive’s election pursuant to this Paragraph 4(a), ProLogis will commission two independent appraisals of the Connecticut Residence to determine the average appraisal of such property. ProLogis shall pay the costs of the appraisals. The Connecticut Residence will be offered to the Executive at the average price of the two appraisals. The date on which Executive takes ownership of the Connecticut Residence shall be set by the parties for a mutually agreeable date but in no event later than 120 days after the offer is made. Should Executive elect to purchase the Connecticut Residence after August 1, 2007, or on the open market (which Executive shall not be prohibited from doing by this Agreement), or should the Executive not deliver notice by August 1, 2007, this sub-section 4(a) shall be null and void and never take affect.

(b)	Executive shall have the right, by giving ProLogis notice in writing to ProLogis’s Managing Director of Global Human Resources no later than May 1, 2008 (the “Notice”), to require ProLogis to acquire Executive’s current residence in Colorado (“Colorado Residence”). The purchase price for the Colorado Residence shall be equal to Executive’s cost basis in the Colorado Residence. The date on which ProLogis takes ownership of the Colorado Residence shall be set by the parties for a mutually agreeable date but in no event later than 120 days after such notice during which time Executive may continue to market for sale the Colorado Residence to a third party and, at her option, revoke the Notice.

(c)	Subject to Paragraphs 4(a) and 4(b) above, ProLogis shall pay all of Executive’s closing costs incurred in connection with the sale of the Colorado Residence and/or the purchase of the Connecticut Residence (including, without limitation, all realtors’ commissions; provided, however, the Executive shall exclude from any commission-based brokerage contract, a sale to ProLogis of the Colorado Residence) and any income tax liabilities (grossed up), if any, relating to the payment of such closing costs. ProLogis shall not be responsible for paying any income tax liability from capital gains incurred by Executive in connection with the sale of the Colorado Residence. Furthermore, ProLogis shall reimburse Executive for income tax liabilities (grossed up), if any, associated with Executive’s repurchase of the Connecticut Residence other than in respect of capital gains.

(d)	ProLogis shall pay Executive’s relocation costs in connection with a move, including reasonable executive moving expenses (including packing and unpacking), the costs of transporting three vehicles, temporary storage by the Executive and her family of their belongings, and such other amounts as ProLogis determines to be appropriate; ProLogis shall also pay gross up for any taxable items. The relocation costs to be paid by ProLogis under this Paragraph 4(d) shall be on the same terms made available by ProLogis to the Executive on her move to Colorado. If Executive has accepted alternative employment with an employer that provides some of these relocation benefits as a standard part of such position, ProLogis will be responsible only to the extent the costs are not covered by such employer.
     5. Confidential Information; Other Obligations of Executive.
(a)	Executive agrees that up to the Agreed Date and at all times thereafter:

(i)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out her duties to ProLogis and its affiliates, or except to the extent that Executive has express authorization from ProLogis, Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(ii)	To the extent that any court or agency seeks to have Executive disclose Confidential Information, she shall promptly inform ProLogis, and she shall take such reasonable steps to prevent disclosure of Confidential Information until ProLogis has been informed of such requested disclosure, and ProLogis has an opportunity to respond to such court or agency. To the extent that Executive obtains information on behalf of ProLogis or any of its affiliates that may be subject to attorney-client privilege as to ProLogis’s attorneys, Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(iii)	Nothing in the foregoing provisions of this Paragraph 5(a) shall be construed so as to prevent Executive from using, in connection with her employment for herself or an employer other than ProLogis or any of its affiliates, knowledge which was acquired by her during the course of her employment with ProLogis and its affiliates, and which is generally known to persons of her experience in other companies in the same industry.

(iv)	For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning ProLogis and its affiliates which was acquired by or disclosed to Executive during the course of her employment with ProLogis.

(b)	Prior to the Agreed Date, Executive shall ensure that she has submitted proper documentation evidencing all of the vacation and personal time taken during the 2007 calendar year and shall submit, within 60 days after the Agreed Date, documentation for business expenses that are subject to reimbursement by ProLogis for all periods prior to the Agreed Date.

(c)	Prior to the Agreed Date or upon the earlier request of ProLogis, Executive will promptly return to ProLogis any and all records, documents, physical property,

information or other materials relating to the business of ProLogis and its affiliates obtained by her during the course of her employment with ProLogis.
     6. Noncompetition. From the Effective Date to and including December 31, 2008, Executive will not, without ProLogis’s prior written consent, directly or indirectly, for Executive’s own account or for or on behalf of any other person or entity, whether alone or as principal, agent, officer, director, employee, partner, employer, consultant, or otherwise:
(a)	engage or participate in, assist in the management of, provide advisory or other services to AMB Property Corporation or DCT Industrial Trust Inc., or their respective affiliates; or

(b)	solicit or attempt to hire or employ, in any fashion (whether as an employee, independent contractor or otherwise), any employee of ProLogis or its affiliates, or solicit or induce, or attempt to solicit or induce, any of ProLogis’s or its affiliates’ employees, consultants, clients, customers, vendors, suppliers or independent contractors to terminate their relationship with ProLogis and/or its affiliates; provided, however, that Executive shall not be considered to have violated this Paragraph 6(b) if a subsequent employer of Executive engages in any activity prohibited by this paragraph without Executive’s participation. For purposes of the preceding sentence, Executive shall be considered to have “participated” in an action if she personally engages in the prohibited activity.
     7. Nondisparagement. From and after the date of presentment of this Agreement, Executive shall not, directly or indirectly, take any action which is, in fact, or is intended to be contrary to the interests of ProLogis, nor will Executive disparage or make negative, derogatory or defamatory statements about ProLogis, its predecessors, successors, assigns, parents, subsidiaries, and each of their respective past, present and future employees, owners, officers, trustees, directors, agents, shareholders, partners and representatives, to any other person, business or entity. Likewise, from and after the date of presentment of this Agreement, the officers and trustees of ProLogis shall not, directly or indirectly, take any action which is, in fact, or is intended to be contrary to the professional interests of Executive, nor will the officers and trustees of ProLogis disparage or make negative, derogatory or defamatory statements about Executive, or her successors or assigns, to any other person, business, or entity.
     8. Equitable Remedies. Each party acknowledges that they would be irreparably injured by a violation of Paragraphs 5, 6 or 7 of this Agreement and agree that each, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining such party from any actual or threatened breach of either Paragraphs 5, 6 or 7. If a bond is required to be posted in order for the party to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
     9. Indemnity. Executive shall be entitled to indemnity from (a) all third party claims and (b) coverage under the trustees and officers liability insurance coverage maintained by ProLogis (as in effect from time to time), each to the same extent as other current or former officers and trustees of ProLogis; provided, however, that nothing in this Paragraph 9 shall be construed to require ProLogis to continue to maintain any such trustees and officers liability insurance coverage.
     10. Representation Regarding Disclosures of Material Facts. Executive warrants that, in so far as she is aware, she has not withheld or failed to disclose any material fact concerning matters which she was dealing with in the performance of activities as CFO of ProLogis where withholding such material fact would reasonably be expected to be significantly detrimental to the financial results of ProLogis.
     11. Nonalienation. The interests of Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or Executive’s beneficiary. Nothing in this Paragraph 11 shall limit the Executive’s rights or powers to dispose of her property by will or limit any rights or powers which her executor or administrator would otherwise have.
     12. Outplacement. ProLogis shall provide Executive with (a) executive outplacement services with a provider to be mutually agreed, (b) office space and (c) administrative support, until December 31, 2008. The office space and administrative support may be through a shared service facility mutually agreed between the parties.
     13. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes; provided, however, that with respect to any stock distributions, in lieu of any withholding from such distributions, Executive shall have the option to pay ProLogis directly for amounts that would otherwise be withheld from such distributions to the extent that Executive had such right prior to the Agreed Date.
     14. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     15. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of law provisions of any state.
     16. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     17. Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of either party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     18. Successors. This Agreement shall be binding upon, and inure to the benefit of, ProLogis and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of ProLogis’s assets and business, and the successor shall be substituted for ProLogis under this Agreement.
     19. Arbitration of All Disputes. Except for ProLogis’s right to seek injunctive relief in Paragraph 8, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Colorado by three arbitrators. Except as provided in this Paragraph 19, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by ProLogis, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association.
     20. Fees and Expenses. If either party hereto retains counsel for the purpose of enforcing any provision of this Agreement or defending against any allegations of any breach of this Agreement by the other party, then the prevailing party shall be entitled to be reimbursed by the other party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees and expenses. Any reimbursement pursuant to this Paragraph 20 shall be made by the party responsible therefore promptly upon submission by the prevailing party to the non-prevailing party of appropriate documentation evidencing the costs and expenses to be reimbursed pursuant to this Paragraph 20.
     21. Reimbursement of Attorney’s fees. ProLogis shall reimburse Executive for attorneys’ fees incurred in the negotiation and drafting of this Agreement up to a maximum of $10,000.00. The fees to be reimbursed pursuant to this Paragraph will be paid upon submission by Executive of appropriate documentation evidencing the costs and expenses to be reimbursed pursuant to this Paragraph 21 but in no event prior to the date on which Executive’s executed Release becomes effective.
     22. Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including any Exhibit(s) hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.
     23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Executive has hereunto set her hand and ProLogis has caused these presents to be executed in its name and on its behalf, all as of the date and year first above written.

ProLogis

By	/s/ Jeffrey H. Schwartz

Its	Chief Executive Officer

Date: March 18, 2007

/s/ Dessa M. Bokides

Dessa M. Bokides

Date: March 18, 2007

EXHIBIT A
GENERAL RELEASE OF CLAIMS
     In exchange for the promises and agreements contained in the Agreement and the payments described therein, I, Dessa Bokides, knowingly and voluntarily release and forever discharge ProLogis (“Company”) and each of its representatives, predecessors, successors, assigns, subsidiaries, parents, affiliates, directors, officers, employees, agents, trustees, administrators and fiduciaries under any Company benefit plan, of and from any and all claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debits and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, vested or contingent, and whether concealed or hidden, which I, my family, heirs, executors, administrators, successors, and assigns have or ever will have as of the date I execute this Release, or otherwise in connection with my employment with the Company or my separation therefrom, including, but not limited to claims related to compensation, pay, payments, proceeds, capital gains, commissions, hours, bonuses, pension, disability, physical or mental affliction, benefits including vacation days and payment for unused vacation, terms and conditions of employment, attorney fees or costs, and claims of retaliation or discrimination on account of age, race, color, sex, sexual orientation, marital status, disability, national origin, citizenship and religion, including any and all claims arising under:
(a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Fair Labor Standards Act, as amended; (j) The Occupational Safety and Health Act, as amended; (k) The Family and Medical Leave Act of 1993; (l) the Sarbanes-Oxley Act; (m) any state antidiscrimination law; (n) any state wage and hour law; (o) any other local, state or federal law, regulation or ordinance; or (p) any public policy, contract, tort, or common law.
     Excluded from this release and waiver are any claims relating to or arising under the Agreement dated March 18, 2007, and any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf.
     Furthermore, I, Dessa Bokides, acknowledge the following:

     I HEREBY AGREE THAT THIS RELEASE IS GIVEN KNOWINGLY AND VOLUNTARILY AND ACKNOWLEDGE THAT:
(a)	THIS AGREEMENT IS WRITTEN IN A MANNER THAT I FULLY UNDERSTAND;

(b)	THIS RELEASE REFERS TO AND WAIVES ALL RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED;

(c)	I AM NOT WAIVING ANY RIGHTS ARISING AFTER THE DATE OF THIS AGREEMENT;

(d)	I HAVE RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR THIS RELEASE AND CONTINUING SERVICE AGREEMENT IN ADDITION TO AMOUNTS I AM ALREADY ENTITLED TO RECEIVE; AND

(e)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.
Time to Consider Agreement and Revocation Period
     I HAVE RECEIVED THIS RELEASE AND AGREEMENT ON MARCH 18, 2007 AND I UNDERSTAND THAT I WILL BE GIVEN TWENTY-ONE (21) DAYS FROM RECEIPT OF THIS AGREEMENT AND RELEASE TO CONSIDER WHETHER TO SIGN IT. I AGREE THAT CHANGES OR MODIFICATIONS TO THIS RELEASE AND AGREEMENT DO NOT RESTART OR OTHERWISE EXTEND THE ABOVE TWENTY-ONE (21) DAY PERIOD. I UNDERSTAND THAT I SHALL HAVE SEVEN (7) DAYS FOLLOWING EXECUTION OF THIS AGREEMENT AND RELEASE TO REVOKE IT AND THE AGREEMENT AND RELEASE SHALL NOT TAKE EFFECT UNTIL THOSE SEVEN (7) DAYS HAVE ENDED.
     NOTE: IF YOU DECIDE TO REVOKE THE AGREEMENT AND RELEASE, YOU MUST DELIVER A SIGNED NOTICE OF REVOCATION ON OR BEFORE THE END OF THE SEVEN (7) DAY PERIOD TO: JOHN MORLAND, PROLOGIS, 4545 AIRPORT WAY, CO 80239
     In witness whereof, I, Dessa Bokides, do knowingly and voluntarily execute this Release as of the date set forth below.

/s/ Dessa M. Bokides
Dessa M. Bokides

Date: March 18, 2007

     If you sign this agreement in less than 21 days, you confirm that you do so voluntarily and without any pressure or coercion of any nature from anyone at Company.

/s/ DMB INITIALS

EXHIBIT B
GENERAL RELEASE OF CLAIMS
     In exchange for the promises and agreements contained in the Agreement, ProLogis knowingly and voluntarily releases and forever discharges Dessa Bokides and each of her successors and assigns, of and from any and all claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debits and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, vested or contingent, and whether concealed or hidden, which ProLogis has or ever will have as of the date of this Release, including but not limited to claims under any local, state or federal law, regulation or ordinance, any public policy, contract, tort or common law, or otherwise in connection with Dessa Bokides’s employment with ProLogis or her separation therefrom. This general release shall not apply to the rights of ProLogis under the Agreement nor shall it in any way affect the rights of ProLogis to enforce the terms of the Agreement or to obtain appropriate relief in the event of any breach of the Agreement.

ProLogis

By:	/s/ Jeffrey H. Schwartz

Title:	Chief Executive Officer

Date: March 18, 2007

EXHIBIT C
Outstanding Stock Options, Performance Shares,
and Restricted Shares
Stock Options

Grant Date	Number of Shares		Exercise Price
9/22/05	25,000	(a)	$43.565
12/20/05	28,110	(a)	$45.460
12/21/06	19,174	(b)	$59.920
Performance Shares

Dated Earned	Number of Units		DEU's Earned
12/31/05	9,500	(a)	277.525	(a)
12/31/08	4,098	(a)	119.716	(a)
12/31/09	3,334		0
Restricted Shares

Award Date	Number of Units		DEU's Earned
9/22/05	22,500	(a)	863.439	(a)
12/20/05	4,098	(a)	119.716	(a)
3/15/06	3,528	(a)	77.298	(a)
12/21/06	3,334	(b)	0	(b)

(a)	fully vested either under this agreement or previously vested

(b)	25 percent vested under this agreement